Interim Consolidated Financial Statements

March 31, 2009

(Unaudited)

GENOIL INC.
Index to Interim Consolidated Financial Statements
Three months ended March 31, 2009

Page
FINANCIAL STATEMENTS
Interim Consolidated Balance Sheets	1
Interim Consolidated Statements of Loss and Deficit	2
Interim Consolidated Statements of Cash Flows	3
Notes to Interim Consolidated Financial Statements	4 - 14

Responsibility for Financial Statements

The interim consolidated financial statements of Genoil Inc. have been prepared by and are the responsibility of the Company's management. They include the selection of appropriate accounting principles, judgments and estimates necessary to comply with
Canadian generally accepted accounting principles.

The auditors of Genoil Inc. have not performed a review of these unaudited interim consolidated financial statements.

	Interim Consolidated Balance Sheets
	March 31, 2009 and December 31, 2008
		(Unaudited)

	C$	C$
	March	December
	(Unaudited)	(Audited)
	2009	2008

ASSETS
CURRENT
Cash and cash equivalents	$ 132,398	$ 446,891
Receivables	8,797	10,499
Prepaid expenses and deposits	180,271	211,489

	321,466	668,879
PROPERTY, PLANT AND EQUIPMENT	2,110,404	2,172,000
INTANGIBLE ASSETS	2,041,240	2,092,844

	$ 4,473,110	$ 4,933,723

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 949,250	$ 972,319
Due to related parties	300,671	254,051
Convertible Notes - current portion (Note 3)	1,214,286	1,135,639
Due to Investors	384,576	121,800

	2,848,783	2,483,809
CONVERTIBLE NOTES (Note 3)	159,855	155,199

	3,008,638	2,639,008

SHAREHOLDERS' EQUITY
Share capital (Note 4)	51,068,627	51,077,866
Contributed surplus (Note 5)	14,736,645	14,106,075
Accumulated deficit	(64,340,800)	(62,889,226)

	1,464,472	2,294,715

	$ 4,473,110	$ 4,933,723

SUBSEQUENT EVENTS (Note 8)
GOING CONCERN (Note 2)

APPROVED BY THE BOARD /signed/ D.K. Lifschultz__ D.K. Lifschultz - Director /signed/ T. Bugg _______T. Bugg - Director See notes to consolidated financial statements

GENOIL INC.
Interim Consolidated Statements of Loss and Deficit
Three months ended March 31
(Unaudited)

	C$	C$
	2009	2008

REVENUES	$ -	$ 22,177

EXPENSES
Administrative expenses	601,862	1,110,918
Stock-based compensation	630,570	2,106,373
Amortization	114,662	124,303
Accretion (Note 3)	45,427	4,147
Development expenses	7,508	94,099
Interest	49,650	37,017
Foreign exchange gain/loss	1,914	11,135

LOSS FROM OPERATIONS	1,451,593	3,487,992

INTEREST INCOME	19	2,174

NET LOSS	(1,451,574)	(3,463,641)

DEFICIT - BEGINNING OF PERIOD	(62,889,226)	(55,122,053)

DEFICIT - END OF PERIOD	$ (64,340,800)	$ (58,585,694)

See notes to consolidated financial statements

GENOIL INC.
Interim Consolidated Statements of Cash Flows
Three months Ended March 31
(Unaudited)

	C$	C$
	2009	2008

OPERATING ACTIVITIES
Net loss	$ (1,451,574)	$ (3,463,641)
Items not affecting cash:
Amortization	114,662	124,303
Accrued interest	37,876	36,240
Accretion of convertible notes	45,427	4,147
Stock-based compensation	630,570	2,106,373

	(623,039)	(1,192,578)

Changes in non-cash working capital:
Receivables	1,702	59,927
Accounts payable and accrued liabilities	(23,070)	(657,303)
Prepaid expenses and deposits	31,218	39,106
Due to Investors	262,776	-

	272,626	(558,270)

Cash flow used by operating activities	(350,413)	(1,750,848)

INVESTING ACTIVITY
Purchase of equipment	(1,461)	(11,889)

Cash flow used by investing activity	(1,461)	(11,889)

FINANCING ACTIVITIES
Advances from (to) related parties	46,620	(13,165)
Options exercised	-	1,603,188
Shares issued	-	247,075
Share issue expense	(9,239)	-

Cash flow from financing activities	37,381	1,837,098

INCREASE (DECREASE) IN CASH FLOW	(314,493)	74,361

Cash - beginning of period	446,891	151,686

CASH - END OF PERIOD	$ 132,398	$ 226,047

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ 11,773	$ 777

Income taxes paid	$ -	$ -

See notes to consolidated financial statements

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

1. INTERIM FINANCIAL STATEMENTS

These interim financial statements follow the same accounting policies and methods in their application as the most recent annual consolidated financial statements.

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the applicable Canadian Securities Commissions and
Regulatory Authorities. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments which, in the opinion of management, are necessary for fair presentation of the information therein. These statements should be read in conjunction with the audited financial statements of the Company for the years ended December 31, 2008 and 2007.

Results of operations for the interim periods are not indicative of annual results.

2. NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The
Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialisation of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future.
As at March 31, 2009, the Company had incurred accumulated losses of $64,340,800 (December
31, 2008 - $62,889,226) since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

3.	CONVERTIBLE NOTES

		Series A	Series B & C	Series D	Series E	Total

	Gross amount received	$ 5,638,220	$ 1,500,000	$ 968,825	$ 1,227,356	$ 9,334,401
	Value of warrants and conversion option	(3,822,864)	(52,557)	(51,036)	(166,216)	(4,092,673)

	Fair value of repayment obligation	$ 1,815,356	$ 1,447,443	$ 917,789	$ 1,061,140	$ 5,241,728

	2006
	Beginning balance	$ 2,033,199	$ 1,458,397	$ -	$ -	$ 3,491,596
	New issuances	-	-	917,789	-	917,789
	Accretion	420,622	41,603	25,173	-	487,398
	Interest accrued	-	-	27,773	-	27,773
	Conversions	(296,316)	(1,500,000)	-	-	(1,796,316)

	Ending balance	$ 2,157,505	$ -	$ 970,735	$ -	$ 3,128,240

	2007
	New issuances	-	-	-	-	-
	Accretion	301,611	-	25,862	-	327,473
	Interest accrued	-	-	124,226	-	124,226
	Conversions	(2,320,505)	-	-	-	(2,320,505)

	Ending balance	$ 138,611	$ -	$ 1,120,823	$ -	$ 1,259,434

	2008
	New issuances	-	-	-	1,061,140	1,061,140
	Accretion	16,588	-	-	39,315	55,903
	Interest accrued	-	-	106,533	35,184	141,717
	Redemption	-	-	(1,227,356)	-	(1,227,356)

	Ending balance	$ 155,199	$ -	$ -	$ 1,135,639	$ 1,290,838

	2009
	New issuances	-	-		-	-
	Accretion	4,656	-		40,771	45,427
	Interest accrued	-	-		37,876	37,876
	Redemption	-	-		-	-

	Ending balance	$ 159,855	$ -	$ -	$ 1,214,286	$ 1,374,141

						(continues)

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

3. CONVERTIBLE NOTES (continued)

Series A
On December 23, 2004, the Company issued $5,638,220 of non-interest bearing convertible notes.
These convertible notes are due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-
Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

During 2006, notes with a face value of $296,316 were converted into common shares of the company at a price of $0.44 per share and 673,445 shares were issued.

A director and officer of the Company and an entity associated with the officer and director subscribed for $306,425 of the convertible notes issued effective December 23, 2004 and was assigned 174,106 share purchase warrants.

During 2007, notes with a face value of $132,679 were converted into common shares of the company at a price of $0.44 per share and 301,543 shares were issued.

At the request of a large note holder, notes with a face value of $4,902,800 were converted into
2,785,681 preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - the same number of common shares the convertible notes would have been convertible into. Per EIC - 96, the preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This value was allocated between long term debt and equity using the same basis as at the original issue of the notes. The fair value of the debt portion was calculated by discounting the face value at 16%, the estimated market rate for the Company.
This resulted in a loss of $176,450 on the debt element being recorded, while contributed surplus was reduced by $4,432,786. Had we used a market rate of 18%, a gain of $94,312 would have been recorded.

(continues)

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

. CONVERTIBLE NOTES (continued)

Series B
On October 24, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on April 6, 2006 and had an interest rate of 12% per annum. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $724,181 on the date the agreement was signed. The residual portion of the proceeds of $25,819 was allocated to the conversion option and was recorded as debt discount with the corresponding charge to contributed surplus.

During 2006, the holder converted the entire principal of $750,000 and interest of $26,250 on the note into common shares of the company at a price of $0.44 per share and received 1,764,204 shares.

Series C
On December 23, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on June 24, 2006 and had an interest rate of 12% per annum. The note holder also received 426,000 warrants entitling him to purchase the same number of shares at a price of $0.85 per share at any time prior to July 24, 2006.
At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $723,262 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-
Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 77%; risk-free rate of 3.8%; and expected life of 0.5 years, resulting in a fair value of $1,150. The residual portion of the proceeds of $25,588 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and were accreted over the term of the debt.

During 2006, the holder converted the entire principal of $750,000 and interest of $42,000 on the note into common shares of the Company at a price of $0.44 per share and received 1,800,000 shares.

(continues)

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

3. CONVERTIBLE NOTES (continued)

Series D
On October 6, 2006, the Company issued $968,825 of convertible notes to entities controlled by a director and officer of the Company in settlement of debt owed to them. This convertible note is due on April 6, 2007 and has an interest rate of 12% per annum. The note holders also received
322,941 warrants entitling them to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 86%; risk-
free rate of 4.37%; and expected life of 0.5 years.

On April 6, 2007, the termof 78% of the notes and attached warrants was extended by six months to
October 6, 2007. On that date it was again extended by six months. These notes have an original face value of $760.785 and 253.595 warrants attached. The extension was considered a renegotiation of the debt and the fair value ($25,484) of the warrant extension was expensed as interest paid. The balance of the notes, with a face value of $208,040 and accrued interest of
$32,640 is now callable. The attached 69,346 warrants have expired. The Company has entered into a one year funding agreement that would provide the required capital, should this portion of the debt be called. The terms of this agreement is substantially the same as the original notes. One of the parties to this agreement is a director and officer of the Company.

On October 6, 2008 the series D notes matured and were replaced with series E notes.

Series E
On October 6, 2008, series E notes, with a face value of $1,227,356, were issued to replace the series D notes plus accrued interest that matured on that date. About 90% of the amount is due to companies controlled by the Chairman and CEO. The notes have a term of one year, carry interest at 12% p.a., accrued semi-annually, and are convertible into common shares of the Company at
$0.27 per share at the option of the holder. The note holders also received 1,136,442 warrants to purchase the same number of common shares of the Company at $0.41 per share.

The fair value of the repayment obligation, being the present value of the future principal and itnerest payments using a discount factor of 28%, was estimated to be $1,061,140 on the date the agreement was signed. A total of $32,275, was allocated to the fair value of the warrants and
$133,941 was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 127%; risk-
free rate of 2.93%; and expected life of 1 year.

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

4.	SHARE CAPITAL

	Authorized:

	- An unlimited number of common shares without par value.
	- 10,000,000 Class A Preferred shares, issuable in series.

	Issued and outstanding common shares:
		Number	Amount
	2007
	Balance, beginning of year	223,054,604	$ 34,809,229
	Private placement (2)	5,130,382	2,399,621
	Shares for debt	768,565	364,939
	Stock options exercised	3,657,663	1,400,699
	Conversion of notes	301,543	132,679
	Share issue expenses		(227,990)

	Balance, end of year	232,912,757	$ 38,879,177

	2008
	Private placement (4)	11,533,919	2,501,098
	Stock options exercised	6,693,750	2,931,891
	Conversion of preferred shares	11,142,724	6,797,062
	Share issue expenses		(31,362)

	Balance, end of year	262,283,150	$ 51,077,866

	2009
	Share issue expenses		(9,239)

	Balance, end of quarter	262,283,150	51,068,627

	Issued and outstanding Class "A' Preferred shares:
		Number	Amount
	2007
	Issued on conversion of convertible notes	2,785,681	$ 6,797,062

	Balance, end of year	2,785,681	$ 6,797,062

	2008
	Conversion into common shares	(2,785,681)	$ (6,797,062)

	Balance, end of year	-	-

	2009

	Balance, beginning & end of quarter	-	-

	TOTAL SHARE CAPITAL		$ 51,068,627

(continues)

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

4. SHARE CAPITAL (continued)
1. In September 2006, the Company issued 4,863,218 units at US$0.73 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant.
Each full warrant entitles the holder to purchase one common share at US$1.10 for a period of two years. C$3,425,270 of the proceeds was allocated to share capital and C$522,497 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with expected volatility of 106%, risk free rate of 3.95% and dividend yield nil over their expected life of 2 years.

The Company issued 236,311 warrants with an exercise price of $0.82 as a finders fee in connection with this private placement. The $113,085 value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 106%, risk free rate of
3.95% and dividend yield nil over an expected life of 2 years.

2. In June 2007, the Company issued 5,130,382 units at US$0.52 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.78 for a period of three years. C$2,399,621 of the proceeds was allocated to share capital and C$440,110 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with expected volatility of 93%, risk free rate of 3.93% and dividend yield nil over their expected life of 3 years.

The Company issued 234,692 warrants with an exercise price of $0.52 as a finders fee in connection with this private placement. The $76,157 value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 95%, risk free rate of
4.71% and dividend yield nil over an expected life of 2 years.

3. During 2007, the Company issued Class "A" Preferred shares in connection with the conversion of long term notes. The preferred shares can be converted into common shares at a ratio of four common shares for each preferred share. This can be done at the option of the holder of the preferred shares or, after five years, at the option of the Company. The preferred shares carry no voting power and can be redeemed by the Company at $1.76 per share at any time. In the event of liquidation, dissolution or winding up of the Company, the preferred shares shall have preference to receive up to $1.76 per share, before any distribution to any other shareholders of the Company.

4. In March 2008, the Company issued 378,787 units at US$0.66 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.99 for a period of five years. C$206,158 of the proceeds was allocated to share capital and C$40,917 to warrants.
The value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 96%, risk free rate of 3.35% and dividiend yield nil over their expected life of 5 years.

5. In July 2008, the Company issued 11,155,132 units at US$0.23 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common shares at US$0.29 for a period of two years. C$2,294,940 of the proceeds was allocated to share capital and C$295,666 to warrants. The value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 95%, risk free rate of 3.27% and dividend yield nil over their expected life of 2 years

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

5.	CONTRIBUTED SURPLUS

		2009	2008

	Balance, beginning of period	$ 14,106,075	$ 11,928,443
	Options granted	630,570	3,763,176
	Options exercised	-	(1,322,205)
	Options cancelled	-	(901,300)
	Warrants granted	-	504,020
	Conversion option	-	133,941

	Balance, end of period	$ 14,736,645	$ 14,106,075

6. STOCK OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 49,899,400. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

Details of the stock options are as follows:

				Weighted		Weighted
		Weighted		Average		Average
		Average		Exercise		Exercise
		Exercise Price		Price		Price
	Number	2009	Number	2008	Number	2007

Balance, beginning of year	34,202,500	$ 0.45	39,091,250	$ 0.49	27,213,502	$ 0.45
Granted	4,100,000	0.21	12,950,000	0.33	16,478,750	0.51
Cancelled	(2,847,500)	0.17	(11,145,000)	0.60	(943,339)	0.35
Exercised	-	-	(6,693,750)	0.24	(3,657,663)	0.21

Balance, end of quarter	35,455,000	$ 0.45	34,202,500	$ 0.45	39,091,250	$ 0.49

Exercisable, end of quarter	32,319,166	$ 0.43	30,455,416	$ 0.43	27,553,749	$ 0.46

The following is a summary of options outstanding and exercisable as at March 31, 2009:

	Outstanding			Vested

			WA		Remaining	WA
		Remaining	Outstanding		Vested	Vested
	Outstanding	Contractual	Exercise	Vested	Contractual	Exercise
Range	Options	Life	Price	Options	Life	Price

$0.00 to $0.39	17,100,000	3.60	$0.33	16,600,000	3.62	$0.22

$0.40 to $0.79	15,305,000	2.33	$0.54	13,077,500	2.33	$0.54

$0.80 to $1.590	2,900,000	1.02	$1.21	2,566,666	1.01	$1.22

$1.60 to $2.00	150,000	2.09	$1.65	75,000	2.09	$1.65

	35,455,000	2.83	$0.45	32,319,166	2.88	$0.43

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

7. WARRANTS A summary of the changes in share purchase warrants outstanding and exercisable at the end of the period is as follows:

C$ Warrants

	2009		2008		2007

		WA		WA		WA
	Total	Strike	Total	Strike	Total	Strike
	Warrants	Price	Warrants	Price	Warrants	Price

Balance, beginning of year	5,539,976	$ 0.66	4,057,129	$ 0.82	3,526,475	$ 0.86
Issued	-	-	2,590,037	$ 0.45	600,000	$ 0.61
Exercised	-	-	-	-	-	-
Expired	-	-	1,107,190	$ 0.78	69,346	$ 0.98
Forfeited	-	-	-	-	-	-

Balance, end of quarter	5,539,976	$ 0.66	5,539,976	$ 0.66	4,057,129	$ 0.82

US$ Warrants

	2009		2008		2007

		WA		WA		WA
	Total	Strike	Total	Strike	Total	Strike
	Warrants	Price	Warrants	Price	Warrants	Price

Balance, beginning of year	4,400,759	$ 0.46	2,969,399	$ 0.89	1,452,113	$ 1.04
Issued	-	-	2,883,473	$ 0.31	1,517,286	$ 0.74
Exercised	-	-	-	-	-	-
Expired	-	-	-	-	-	-
Forfeited	-	-	1,452,113	$ 1.04	-	-

Balance, end of quarter	4,400,759	$ 0.46	4,400,759	$ 0.46	2,969,399	$ 0.89

Total	9,940,735		9,940,735		7,026,528

The following is a summary of warrants as at March 31, 2009:

	Outstanding

	Outstanding	Remaining
Range	Warrants	Contractual Life

$0.000 to $0.390	3,988,777	0.93
$0.400 to $0.790	2,653,728	0.86
$0.800 to $1.190	3,298,230	0.82

	9,940,735	0.87

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

8. SUBSEQUENT EVENTS

In May 2009, the Company raised US$1.39 million through a private placement, issuing 10,725,443 common shares at US$0.13 and 10,725,443 warrants with an exercise price of US$0.20 per common share and have a 2 year term.

In May 2009, the Company did two shares-for-debt transactions - first one issuing 860,997 common shares at Cdn$0.17 and one-quarter non-transferable share purchase warrant, and second one issuing 506,322 common shares at Cdn$0.13 and 506,322 warrants.

Concurrently, shares and warrants in the amount of US$,011,986 were issued to the Chairman and
CEO of the Company in repayment of amounts owed to him under a funding agreement signed in
May 2008.

In May 2009 the Board of Directors approved the grant of 2,900,00 incentive stock options to officers and consultants to acquire up to an aggregate of 2,900,000 common shares of the Company as compensation. The President was granted 1,500,000 options and the new interim Chief Finanacial
Officer was granted 1.000,000 options for serving in such capacities for the upcoming year. The remaining 400,000 options have been granted to Consultants of the Company. The options have an exercise price of $0.155, have a term of five years and vest immediately

9. FINANCIAL INSTRUMENTS

Credit Risk

The Company is exposed to credit risk with respect to its cash and receivables. Receivables are comprised substantially of goods and services tax credits receivable from a Canadian tax agency and cash is placed with major financial institutions. Management believes this mitigates the risk associated with these instruments.

Fair Value

The Company's financial instruments consist of cash and cash equivalents, receivables, due to investors, accounts payable and accrued liabilities, amounts due to related parties and convertible notes. The fair value of the convertible notes was calculated using discounted cashflow analysis and approximates the carrying value as the implicit interest rate is similar to current market rates.
The fair value of the financial instruments, other than long-term convertible notes, approximates their carrying values due to their short term nature. The fair value of the long-term convertible note, using a discount rate of 24% (2008 - 24%, 2007 - 16%) at March 31, 2009, is approximately $88,900 (2008
- $84,700, 2007 - $108,400).

Currency Risk

The Company translates the results of its foreign operations into Canadian dollars using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time and create foreign currency risk. As at year-end the Company had certain obligations denominated in US dollars and there are no contracts in place to manage the exposure. As at March
31, 2009 the Company had US$1,993 (2008 - US$2,025) in cash and accounts payable of US$-Nil
(2008 - US$-Nil).

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term nature of its monetary assets and liabilities and due to the long-term convertible notes not bearing interest.

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2009
(Unaudited)

10. COMPARATIVE FIGURES Certain of the comparative figures have been reclassified to conform to the current period's presentation.